AMENDMENT NO. 1 TO THE AMENDED AND RESTATED

SHAREHOLDER SERVICING AGREEMENT

This Amendment No. 1 to the Amended and Restated Shareholder Servicing Agreement (the “Amendment”) is hereby made by and between Hewitt Series Trust (the “Trust”), on behalf of its portfolio known as Hewitt Money Market Fund (the “Fund”), and Hewitt Financial Services LLC (“HFS”). This Amendment is dated as of August 29, 2006. Capitalized terms not defined herein shall have the meaning ascribed to them in the Amended and Restated Distribution Agreement dated as of May 1, 2005 (the “Agreement”).

WHEREAS, under the Agreement the Trust has appointed HFS as the shareholder servicing agent of the Administrative Shares of the Fund;

WHEREAS, the parties to the Agreement desire to amend the Agreement to include the following representations and warranties regarding HFS’ anti-money laundering program and/or procedures;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

1. Anti-Money Laundering Program. HFS represents, warrants and covenants to the Trust that:

(a)	it has established and maintains, and will continue to maintain and operate, an anti-money laundering program and/or procedures (including the Trust’s Customer Identification Procedures as outlined in the Trust’s Anti-Money Laundering Program) in accordance with all applicable laws, rules and regulations of its own jurisdiction including, where applicable, the Bank Secrecy Act (as amended by the USA PATRIOT Act of 2001 (the “Act”)). HFS further represents that it will adopt appropriate policies, procedures and internal controls to be fully compliant with any additional laws, rules or regulations, including the Act, to which it may become subject, including compliance with the rules recently adopted by the Treasury Department regarding (1) suspicious activity reports that became effective June 5, 2006, and (2) foreign financial institutions that became effective July 5, 2006;

(b)	it applies, and will continue to apply, its anti-money laundering program and/or procedures to all customers/investors of the Fund, and will take appropriate steps in accordance with the laws of its own jurisdiction to ensure that all relevant documentation is retained, as required, including identification relating to those customers/investors;

(c)	it will provide an annual certification to the Trust confirming that it has implemented an anti-money laundering program and/or procedures as described in paragraph (a), and that it has performed, and intends to continue to perform, the requirements of the Trust’s Customer Identification Procedures. HFS will provide to the Trust periodic reports on the implementation of the anti-money laundering program and its ability to monitor the program;

(d)	it complies with the United States regulations imposed by the Treasury Departments’ Office of Foreign Assets Control (“OFAC”), including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, which prohibit, among other things, the engagement in transactions with, holding the securities of, and the provision of services to certain embargoed foreign countries and specially designated nationals, specially designated narcotics traffickers, terrorist sanctions, and other blocked parties;

(e)	it does not believe, has no current reason to believe and will notify the Trust immediately if it comes to have reason to believe that any shareholder of the Fund is engaged in money-laundering activities or is associated with any terrorist or other individual, entity or organization sanctioned by the United States or the jurisdictions in which it does business, or appear on any lists of prohibited persons, entities, and jurisdictions maintained and administered by OFAC; and

(f)	if it has delegated to any third party or parties any of its tasks under the Agreement or this Amendment, HFS has secured from that third party such representations, warranties and undertakings as a re necessary to permit HFS to provide the representations, warranties and covenants as are set forth in subparagraphs (a)-(e) above.

2. Compliance. HFS agrees to comply with all applicable federal, state and local laws and regulations, codes, orders and government rules in the performance of its duties under this Amendment. HFS agrees to provide the Trust with such certifications, reports and other information as the Trust may reasonably request from time to time to assist it in complying with, and monitoring for compliance with, applicable laws, rules and regulations.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment on the day and year first above written.

HEWITT SERIES TRUST

By:	/s/ Peter E. Ross
Name: Peter E. Ross
Title: Secretary

HEWITT FINANCIAL SERVICES LLC

By:	/s/ C.L. Connolly, III
Name: C.L. Connolly, III
Title: Secretary